                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             L. B. FOSTER COMPANY
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                                 L.B. FOSTER COMPANY
[LOGO OF L.B. FOSTER COMPANY]                     415 HOLIDAY DRIVE
                                            PITTSBURGH, PENNSYLVANIA 15220

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 1996

To the Stockholders:

     The annual meeting of stockholders of L.B. Foster Company will be held at the Green Tree Holiday Inn, 401 Holiday Drive, Pittsburgh, Pennsylvania on Wednesday, May 8, 1996 at 11:00 a.m., local time, for the purpose of (i) electing a board of five directors for the ensuing year, (ii) approving the appointment of independent auditors for the year ending December 31, 1996 and
(iii) transacting such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Class A Common Stock at the close of business on March 29, 1996 will be entitled to vote at the meeting or at any adjournment thereof. The stock transfer books will not be closed. The list of stockholders entitled to vote will be available for examination by any stockholder, during ordinary business hours, at the Company's principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania, 15220, for a period of ten days prior to the meeting.

     Stockholders are cordially invited to attend the meeting in person. However, whether or not you expect to attend, we request that you promptly sign, date and return the enclosed proxy card in the envelope provided to insure a quorum for the meeting. Your proxy may be revoked at any time before it is exercised by written notice delivered to the Company at the above address, attention: Secretary, or by attendance at the meeting and voting in person.

                                                            David L. Voltz
                                                            Secretary

Pittsburgh, Pennsylvania
April 8, 1996

                              L.B. FOSTER COMPANY

                               ------------------

                                PROXY STATEMENT

                               ------------------

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the "Company") for use at the annual meeting of stockholders to be held May 8, 1996 and at any adjournment thereof. This proxy statement and the enclosed form of proxy and annual report for 1995 were mailed to stockholders on or about April 8, 1996. Any proxy given pursuant to this solicitation may be revoked at any time before its use by written notice of revocation delivered to the Company at its principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220, attention: Secretary, or by attendance at the meeting and voting in person.

     At the meeting, the holders of Class A Common Stock will vote upon (i) the election of a board of five directors to serve for the ensuing year and until their successors are elected and qualified, (ii) approval of the independent auditors for 1996 and (iii) any other matter which is properly presented at the meeting. The presence, in person or by proxy, of the record holders of a majority of the Company's outstanding Class A Common Stock is necessary to constitute a quorum. At March 29, 1996, the record date for entitlement to vote at the meeting, there were 9,937,738 shares of Class A Common Stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 4,968,870 shares. Where a stockholder's proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such stockholders are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

     Only holders of record of the Class A Common Stock at the close of business on March 29, 1996, are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such stockholders will have one vote for each share held on that date. The Class A Common Stock does not have cumulative voting rights. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. Other matters shall require the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting.

     If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the five nominees named herein as directors and FOR approval of the independent auditors for 1996.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by officers or employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse them for their expenses in so doing.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to each stockholder who, to the Company's knowledge, has sole or shared voting or investment power with respect to more than 5% of the Company's outstanding Class A Common Stock. This information is based upon the latest report furnished to the Company by such stockholder and may not be current:


                                                                                NUMBER OF    PERCENT OF
                NAME                             ADDRESS                         SHARES         CLASS
                ----                             -------                        ---------    ----------
The TCW Group, Inc.                   865 South Figueroa Street                 898,500          9.04
                                      Los Angeles, CA 90017
Dimensional Fund Advisors Inc.        1299 Ocean Avenue, 11th Floor             689,700(a)        6.94
                                      Santa Monica, CA 90401
Quaker Capital Management             The Arrott Building                       619,900(b)        6.24
  Corporation                         401 Wood Street, Suite 1300
                                      Pittsburgh, PA 15222
U.S. Bancorp                          111 S.W. Fifth Avenue                     556,500(c)        5.60
                                      Portland, OR 97204

- - ---------
(a) These shares reportedly are owned by investment advisory clients for which Dimensional Fund Advisors Inc. serves as investment manager.

(b) Quaker Capital Management Corporation and/or its principals reportedly own directly 129,500 of these shares. The remainder reportedly are owned by investment advisory clients for which Quaker Capital Management Corporation serves as investment manager.

(c) Qualivest Capital Management, Inc., an investment advisor and a wholly-owned subsidiary of the United States National Bank of Oregon which is a wholly-owned subsidiary of U.S. Bancorp, is the beneficial owner of 249,500 shares, as a result of acting as investment advisor to The Qualivest Funds, an investment company. An additional 307,000 shares are held by the Trust Group of U.S. Bancorp.

                             ELECTION OF DIRECTORS

     A board of five directors is to be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Information concerning the nominees is set forth below. The nominees, other than Mr. Rackoff, are currently serving on the Board of Directors.

     NOMINEE
     -------
Lee B. Foster II        Mr. Foster, age 49, has been President, Chief Executive Officer and a director of the
                        Company since 1990.

John W. Puth            Mr. Puth, age 67, has been a director of the Company since 1977. He has been President of
                        J.W. Puth Associates, a management consulting company, since 1988. Mr. Puth is a director of Lindberg Corporation (industrial heat treating), Brockway Standard (a container manufacturer), System Software Assoc. (development and sale of software), TNT Freightways,
                        Inc. (carrier), Allied Products Corp. (manufacturer of industrial products), and A.M.
                        Castle & Co. (metals distributor).

William H. Rackoff      Mr. Rackoff, age 47, was nominated as a candidate for the Board of Directors in March
                        1996. Mr. Rackoff has been President of ASKO, INC, which designs, engineers and manufactures specialty precision tools for the metalworking industry since 1981 and became
                        Chief Executive Officer of ASKO, INC in 1995.

Richard L. Shaw         Mr. Shaw, age 68, has been a director of the Company since 1992. He has served as Chairman of the Board of Michael Baker Corporation,
                        an engineering and construction company, since 1991. Mr. Shaw was
                        Chief Executive Officer of Michael Baker Corporation from 1984 until May 1992 and from
                        September 1993 until October 1994.

James W. Wilcock        Mr. Wilcock, age 78, has been a director of the Company since 1983 and Chairman of the
                        Board since 1990. Mr. Wilcock was Chairman of the Board and Chief Executive Officer of
                        Monitor Group, Inc. (manufacturer of mass spectrometers) from 1990 to 1995. Mr. Wilcock is a director of Copperweld Corp. (manufacturer of steel tubing and bi-metal products) and
                        Immuno Therapy Corp. (medical research and development).

     The foregoing nominees were nominated by the Board of Directors and have expressed their willingness to serve as directors if elected. However, should any of such persons be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

     Milton Porter, a director of the Company since 1958, died on February 28, 1996. Mr. Porter's humor, wisdom and counsel will be missed.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors held five meetings during 1995. Each incumbent nominee attended more than seventy-five percent of the total number of meetings held, while he was in office, by the Board of Directors and the committees of the Board on which he served.

     Messrs. Foster and Wilcock constitute the Executive Committee of the Board of Directors. The Finance and Audit Committee is composed of Messrs. Shaw (Chairman) and Puth, with Messrs. Foster and Nejes serving as ex-officio members, the Personnel & Compensation Committee is composed of Messrs. Puth (Chairman), Shaw and Wilcock, and the Option Committee is composed of Messrs. Puth and Shaw.

     The Finance and Audit Committee, which held two meetings during 1995, is responsible for reviewing, with the independent auditors and management, the work and findings of the auditors as well as the effectiveness of the Company's internal auditors and the adequacy of the Company's internal controls and the accounting principles employed in financial reporting. The Personnel & Compensation Committee, which met on five occasions in 1995, is responsible for reviewing and approving all general employee benefit programs and recommending for approval officer compensation and organizational changes. The Option Committee, which met once during 1995, is responsible for the administration of the Company's Stock Option Plan. The Company has no standing nominating committee of the Board of Directors. The Executive Committee did not meet during 1995.

DIRECTORS' COMPENSATION

     During 1995, outside directors, other than Mr. Wilcock, were paid a base annual fee of $12,000, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. No compensation is paid, however, for participation in special telephonic meetings. Effective January 1, 1996, the base annual fee was increased to $14,000. Mr. Wilcock receives an annual fee of $75,000 for his services as Chairman of the Board. Management directors receive no separate compensation for their services as directors.

OWNERSHIP OF SECURITIES BY MANAGEMENT

     Information concerning ownership of the Company's Class A Common Stock as of April 1, 1996 by the Company's directors and certain executive officers and by the directors and all executive officers as a group is set forth in the following table:

                                                                                  CLASS A         PERCENT OF
NAME                                                                          COMMON STOCK (a)     CLASS (b)
- - ----                                                                          ---------------     ----------
Directors:
  Lee B. Foster II                                                                  182,426             1.80

  John W. Puth                                                                       40,000              .40

  Richard L. Shaw                                                                    10,000              .10

  James W. Wilcock                                                                  100,500             1.00

Executive Officers:
  Dean A. Frenz                                                                      13,538              .14
     Senior Vice President--Rail and Tubular Products
  Stan L. Hasselbusch                                                                19,750              .20
     Senior Vice President--Construction Products
  Roger F. Nejes                                                                     26,250              .26
     Senior Vice President--Finance and Administration
  Paul V. Dean                                                                       17,500              .18
     Vice President--Piling Products

  All Directors and Executive Officers as a Group                                   507,529             4.86

- - ---------
(a) This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned by him. It includes shares which the named person or group has the right to acquire within 60 days after April 10, 1996 through the exercise of stock options (100,000 shares for Mr. Wilcock, 150,000 for Mr. Foster, 10,000 for Mr. Shaw, 20,000 for Mr. Puth, 12,500 for Mr. Frenz, 19,750 for Mr. Hasselbusch, 26,250 for Mr. Nejes, 17,500 for Mr. Dean and 445,000 for the directors and executive officers of the Company as a group).

(b) The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after April 10, 1996 have been acquired and are outstanding.

                      APPROVAL OF APPOINTMENT OF AUDITORS

     The firm of Ernst & Young has served as the Company's independent auditors since 1990 and has been appointed as the Company's independent auditors for the fiscal year ending December 31, 1996. The Board of Directors recommends a vote FOR approval of this appointment.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation of the Company's five most highly paid executive officers (the "Named Executive Officers").

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                        ANNUAL COMPENSATION               ------------
                                           -----------------------------------------        SHARES
                                                                         OTHER (1)         UNDERLYING            ALL
NAME AND                                                                   ANNUAL            OPTION           OTHER (2)
PRINCIPAL POSITION                 YEAR    SALARY ($)   BONUS ($)    COMPENSATION ($)       AWARDS        COMPENSATION ($)
- - ------------------                 ----    ---------    --------   ---------------     ------------       ---------------
Lee B. Foster II                   1995     261,667      53,666             *                 --                20,294
  President and Chief              1994     217,917      50,235             *               50,000              14,155
  Executive Officer                1993     195,000        --               *                 --                 7,069

Dean A. Frenz                      1995     151,054      43,317             *               25,000              11,231
  Senior Vice President--          1994     141,750      27,231             *               25,000               9,065
  Rail and Tubular                 1993     127,125        --           14,423(3)             --                 5,495
  Products

Stan Hasselbusch                   1995     126,418      21,607             *                 --                 9,218
  Senior Vice President--          1994     109,020      20,943             *               25,000               6,974
  Construction Products            1993      92,730        --               *               23,000               3,992

Paul Dean                          1995     117,998      28,905             *                                    9,505
  Vice President--
  Piling Products                  1994     112,638      32,889             *               10,000               7,222
                                   1993     105,564        --               *                 --                 4,566

Roger F. Nejes                     1995     123,502      21,108         15,908(4)             --                 8,345
  Senior Vice President--          1994     116,055      22,295             *               25,000               6,803
  Finance and                      1993     107,208        --           13,778(5)             --                 4,048
  Administration

- - ---------
(1) The amounts disclosed in this column include the cost of Company provided term life insurance, leased car, executive Medical Reimbursement Plan and country club dues and fees.

(2) The amounts disclosed in this column include the Company contributions to the L. B. Foster Voluntary Investment Plan and the Supplemental Executive Retirement Plan.

(3) This amount includes the cost of the Company provided leased car--$10,164.

(4) This amount includes country club dues and fees of $4,721 and the cost of the Company provided leased car--$8,370.

(5) This amount includes country club dues and fees of $4,044 and the cost of the Company provided leased car--$7,713.

* The total is less than 10% of the executive's total salary and bonus for the year.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table provides information on the Named Executive Officer's unexercised stock options at December 31, 1995. The Company has not awarded any stock appreciation rights, and no options were exercised during 1995.

                                                             NUMBER OF SHARES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS
                                                                 YEAR-END               AT FISCAL YEAR-END ($)
                                                       ---------------------------   ---------------------------
NAME                                                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - ----                                                   -----------   -------------   -----------   -------------
Lee B. Foster II                                           150,000         --            136,100         --
Dean A. Frenz                                                6,250         43,750          4,313         26,688
Stan L. Hasselbusch                                         19,750         30,250         11,138         17,883
Roger F. Nejes                                              26,250         23,750         20,563         15,088
Paul V. Dean                                                17,500          7,500         18,925          5,175

OPTION GRANTS IN 1995

     The following table provides information on stock options granted to the Named Executive Officers in 1995:

                                                                                          POTENTIAL
                                                                                     REALIZABLE VALUE AT
                                                                                    ASSUMED ANNUAL RATES
                           NUMBER OF         % OF                                      OF STOCK PRICE
                            SHARES       TOTAL OPTIONS     EXERCISE                     APPRECIATION
                          UNDERLYING      GRANTED TO        OR BASE                  FOR OPTION TERM ($)
                            OPTIONS        EMPLOYEES         PRICE     EXPIRATION   ---------------------
NAME                        GRANTED         IN 1995         ($/SH)        DATE         5%           10%
- - ----                      ----------     -------------     --------    ----------   -------      --------
Dean A. Frenz                 25,000(a)           100        3.70       4/27/05     55,000       142,500

- - ---------
(a) The option vests at the rate of 25% per year, commencing one year after the date of grant.

                       PERSONNEL & COMPENSATION COMMITTEE
                              AND OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The three member Personnel and Compensation Committee (the "Compensation Committee") of the Board of Directors is composed of non-employee directors and is generally responsible for determining the compensation of the Company's executive officers, except for decisions made by the Option Committee concerning awards to employees under the Company's stock option plan. The decisions by the Compensation Committee are then reviewed by the full Board. This report is submitted by Messrs. Puth, Shaw and Wilcock in their capacity as the Board's Compensation Committee, and Messrs. Puth and Shaw in their capacity as the Option Committee, and addresses the Company's compensation policies for 1995 as they were generally applicable to the Company's executive officers and as they were specifically applicable to Mr. Foster.

               COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS

     The Compensation Committee's policies are designed to enable the Company to attract and retain qualified executives and to provide incentives for the achievement of the Company's annual and long-term performance goals. The vehicles for compensating and motivating executive officers include cash compensation, stock options, participation in a 401(k) plan and other benefits. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and currently does not anticipate paying compensation in excess of $1 million per annum to any employee.

    .  CASH COMPENSATION

     Each year the Company obtains survey data in order to determine the competitiveness of its pay structure for senior management. The surveys considered in determining the pay scales for 1995 were published by Watson Wyatt Data Services and covered companies that were manufacturers of durable goods with annual sales of up to $650 million or engaged in the fabrication of metal products with annual sales of up to $650 million. This survey data indicated that the Company's executive officers' base salaries ranged from 5% above to 21% below the median base salaries for comparable positions in the durable goods manufacturing industry and from 15.6% above to 24% below the median base salaries for comparable positions in the metal fabrication industry.

     The Company uses survey data only to establish rough guidelines for its decisions on executive compensation. Specific decisions are then made largely on subjective assessments of the officer's performance, the responsibilities and importance of the officer's position within the Company and the overall performance of the Company.

     During 1995, the Company also maintained an Incentive Compensation Plan to provide bonuses as incentives and rewards for employees. Awards to executive officers under the Incentive Compensation Plan are based upon the Company's overall profitability, the officer's grade level and base salary and, for officers who are responsible for particular operating units, the performance of such operating units. For 1995, awards under the Plan ranged from 10.9% to 24.5% of the 1995 base compensation of the Company's executive officers. In addition to bonuses paid under the Plan, the Company may also award discretionary bonuses. Survey data published by Watson Wyatt Data Services indicate that the aggregate cash compensation (including incentive compensation) paid to the Company's 11 executive officers was 16.3% below the aggregate median cash compensation paid for 11 comparable executive positions in the durable goods manufacturing industry and approximately 9.65% below the aggregate median cash compensation paid for 11 comparable positions in the metal fabrication industry.

     Many of the companies included in the peer group used to compare shareholder returns are substantially larger than the Company and do not necessarily represent the Company's most direct competition for executive talent. Consequently, the survey data used by the Compensation Committee does not correspond to the peer group index in the five-year Total Return graph included in the proxy statement.

     . STOCK OPTION PLAN

     The Company's 1985 Long-Term Incentive Plan as Amended and Restated (the "Plan") authorizes the award of stock options and stock appreciation rights ("SAR's") to key employees, officers and directors of the Company and its subsidiaries. The Plan is designed to motivate key employees by providing participants with a direct, financial interest in the long-term performance of the Company. The participants and their awards are determined by the Option Committee of the Board of Directors. The purchase price of optioned shares must be at least the fair market value of the common stock on the date the option is granted, and the term of options may not exceed ten (10) years. Both "incentive stock options" and "nonqualified stock options" may be awarded under the Plan. Stock appreciation rights may be awarded at any time prior to six months before the stock option's expiration date and represent the right to receive payment of an amount not exceeding the amount by which the average of the reported high and low sales prices of the Company's common stock on the trading day immediately preceding the date of exercise of the SAR exceeds the option exercise price. The exercise of a SAR cancels the related stock option. In determining the number of options to award a participant, the Option Committee generally takes into account, among other factors, the number of options previously awarded to the participant. In 1995, stock options were granted to Dean A. Frenz, Senior Vice President--Rail and Tubular Products, upon the recommendation of management and the approval of the Option Committee and were granted at an option price equal to the fair market value of the Company's common stock on the grant date.

     . RETIREMENT PLAN

     The Company maintains the L. B. Foster Company Voluntary Investment Plan, a salary reduction Plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees with over one (1) year of service. Eligible employees may contribute up to 15% (10% maximum on a pre-tax basis) of their compensation to the Plan, and the Company is required to contribute 1% of the employee's compensation plus $.50 for each $1.00 contributed by the employee, subject to a maximum of from 4% to 6% of their compensation. Based upon the Company's financial performance against predetermined criteria, the Company may be required to contribute up to an additional $.50 for each $1.00 so contributed. The Company also may make additional discretionary contributions to the Plan. Company contributions vest upon completion of five (5) years of service. The Company's contributions for 1995 to the Voluntary Investment Plan for Messrs. Dean, Foster, Frenz, Hasselbusch and Nejes are included in the Summary Compensation Table. The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits which approximate the benefits which the executives cannot receive under the Voluntary Investment Plan because of Internal Revenue Code limitations.

     . OTHER COMPENSATION PLANS

     At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain executive officer leased vehicle, life and health insurance programs. The cost of the executive officers' benefits provided under these programs for Messrs. Dean, Foster, Frenz, Hasselbusch and Nejes are included in the Summary Compensation Table, if such benefits exceeded 10% of the named officer's salary and bonus for the year. Benefits under these plans are not directly or indirectly tied to Company performance.

                         MR. FOSTER'S 1995 COMPENSATION

     Mr. Foster is eligible to participate in the same executive compensation plans as are available to other executive officers. On March 1, 1995, Mr.
Foster's annual base salary was increased to $270,000. According to data published by Watson Wyatt Data Services, Mr. Foster's salary is below the median base salary for chief executive officers of companies with annual sales of between $100 million - $650 million in the businesses of fabricating metal products by approximately 24% and of companies with annual sales of $200 million
- - - $650 million engaged in the manufacture of durable goods by approximately 18%.
Consistent with the Compensation Committee's general practice, there was no special attempt to set Mr. Foster's compensation in any particular relationship to the compensation data.

     As a participant in the Incentive Compensation Plan, Mr. Foster received an award of $53,666 for 1995. Under the Plan, Mr. Foster's award was primarily based upon the Company's pre-tax income. According to data published by Watson Wyatt Data Services, Mr. Foster's 1995 total of base salary and incentive compensation was approximately 32% below the median total cash compensation of chief executive officers in the durable goods manufacturing industry and 37% below the median total cash compensation of chief executive officers in the metal fabrication industry.

                                        PERSONNEL & COMPENSATION COMMITTEE

                                        John W. Puth, Chairman
                                        Richard L. Shaw
                                        James W. Wilcock

                                        OPTION COMMITTEE

                                        John W. Puth
                                        Richard L. Shaw

                             [GRAPH APPEARS HERE]

                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN

 AMONG L.B. FOSTER COMPANY, PEER GROUP INDEX AND NASDAQ STOCK MARKET_US INDEX

                                                                 NASDAQ
Measurement period       L.B. Foster       Peer Group        Stock Market_US
(Fiscal year Covered)      Company            Index               Index
- - --------------------     -----------       ----------        ---------------
Measurement PT_
  12/31/90                  $100              $100                 $100

FYE 12/31/91                $120              $ 95                 $161
FYE 12/31/92                $115              $109                 $187
FYE 12/31/93                $133              $163                 $215
FYE 12/31/94                $130              $164                 $210
FYE 12/31/95                $170              $163                 $296


     The Peer Group is composed of the following steel or iron related companies whose stocks are listed on domestic securities exchanges: HealthMor, Inc., Geneva Steel Co., Birmingham Steel Corp., LTV Corp., Bethlehem Steel Corp., Bayou Steel Corp., N.S. Group Steel Corp., Armco Inc., USX US Steel Group, Inland Steel, Allegheny Ludlum Corp., National Std. Co., Friedman Inds. Inc., Nucor Corp., Weirton Steel Corp., Carpenter Technology Corp., British Steel Plc., Quanex Corp., Texas Inds. Inc., Insteel Inds. Inc., Lukens, Inc.,
Meridian Natl. Corp., Matec Corp., Precision Castparts Corp., Proler Intl. Corp., Chaparral Steel Co., Keystone Cons. Inds. Inc., Oregon Steel Mills,
Inc., Maverick Tube Corp., Tubos De Acero De Mexico, S.A., Wheeling Pittsburgh Corp., Tyler Corp. Rd., Ampco Pittsburgh Corp.

                            ADDITIONAL INFORMATION

     Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.

     Representatives of Ernst & Young are expected to be in attendance at the meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement if they so desire.

     Stockholders' proposals intended to be presented at the Company's 1997 annual meeting must be received by the Company no later than December 13, 1996 to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.



Pittsburgh, Pennsylvania
April 8, 1996

                                                                           PROXY

                              L. B. FOSTER COMPANY
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                      MEETING OF STOCKHOLDERS, MAY 8, 1996

   The undersigned hereby appoints Lee B. Foster II and James W. Wilcock, and each or any of them, to represent the Class A Common Stock of the undersigned at the Annual Meeting of Stockholders of L. B. Foster Company to be held at the Greentree Holiday Inn, 401 Holiday Drive, Pittsburgh, Pennsylvania on May 8, 1996 at 11:00 a.m., or at any adjournment thereof.

   The shares represented by this proxy will be voted as directed by the stockholder. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2. If any other matters should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director is unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR"
ITEM 2.

ITEM 1 --  Election of the following nominees as Directors:          FOR all      WITHHOLD AUTHORITY        WITHHOLD AUTHORITY
           L.B. Foster II, J.W. Puth, W.H. Rackoff                  Nominees       to vote for all           to vote for the
           R. L. Shaw, and J.W. Wilcock.                                               Nominees              following only:
                                                                                                          (Write the name of the
                                                                                                         Nominee(s) in the space
                                                                                                                 below).
                                                                       [_]               [_]
ITEM 2 --  Approve appointment of Ernst & Young                        FOR             AGAINST                   ABSTAIN
           as Independent Auditors for 1996.                           [_]               [_]                       [_]

                      (Please date and sign on reverse side and return promptly)

DATED ....................... , 1996
                                      .............................................
                                                        Signature

                                      .............................................
                                                        Signature
                                      Please date and sign exactly as name appears
                                      hereon. When signing as Attorney, Executor,
                                      Administrator, Trustee, etc. so indicate. For
                                      joint accounts, each joint owner should sign.

                                      (PLEASE MARK, SIGN, DATE AND RETURN THIS
                                      PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)